                                                                   EXHIBIT 10.19

October 1, 1999

Mr. John Stopper
346 Dan's Highway
New Canaan, CT 06840

Dear John:

We are delighted to make the conditional offer to you to become an employee of Greenwich Technology Partners, Inc. (the "Company") as a Vice President - New Markets, contained in our offering letter to you dated this date. Your start date is August 3, 1999 and your office location will be 43 Gatehouse Rd., Stamford, CT 06902. This offer is valid for 15 business days from the above date and is contingent upon successful completion of our background checks.

We are very proud of our corporate culture. We believe that open communication between the Company and its employees and treating each other fairly and with respect are critical to our success and to creating an environment in which we are able to enjoy our work. Consequently, we want your assurance that should there ever come a time during your employment with the Company that you are dissatisfied with any aspect of your employment, you will communicate such dissatisfaction to the person to whom you directly report, or, if that is not comfortable for you, to any other manager of the Company, including the Chief Executive Officer.

1.  Major Terms
    -----------

    A.  Services
        --------

        While you are employed by the Company, you, will devote your entire and exclusive business and professional time, attention, energy, loyalty and skill to the business of the Company. In addition, you will use your reasonable efforts to preserve for the Company the goodwill of customers and others with whom the Company establishes business relationships during your employment and to advance the reputation of the Company. You shall comply with and perform such directions and duties in relation to the business and affairs of the Company requested of you by the Company.

    B.  Compensation
        ------------

        In consideration of all of the services to be rendered by you to the Company, while you are employed by the Company, the Company will pay to you a salary of $150,000 per annum. Such salary shall be payable on the 15th and 30th day of each month in arrears, pro rated for the initial period worked. The Company shall have the right to deduct from your compensation all taxes and other legally required payroll deductions and withholdings. Your salary structure and promotions shall be reviewed annually by a member of senior management.

        Pursuant to Connecticut Wage laws, you are an exempt employee and therefore not eligible under State requirements to receive overtime pay.

        Variable Compensation: While you are employed by the Company, variable compensation for each of the first three (3) months will be $12,500 of monthly nonrecoverable draw, and during months four (4) through six (6) will be $12,500 of monthly recoverable draw, based on a target variable compensation of $150,000 per annum.

    C.  Options
        -------

        You will be granted an option to purchase up to 168,600 shares of the Company's common stock, upon approval of the Company's Board of Directors. The option will be issued pursuant to the terms of the Company's 1997 Stock Plan and a stock option agreement to be entered into between the Company and you. In addition, you will be eligible to receive an additional 112,400 shares of the Company's common stock, in accordance with the Company's standard stock option grant policy. This
        Section 1.C. is for informational purposes only.

    D.  Employment At Will
        ------------------

        You will be an employee-at-will; your employment may be terminated by you or the Company at any time, with or without cause. Neither this letter agreement, any employee handbook, or any other document of the Company gives you any contractual right, either express or implied, to remain in the employ of the Company.

    E.  Use of Company Property
        -----------------------

        You will not use the Company's premises, facilities, or equipment for personal purposes.

    F.  Moonlighting and Competitive Activity
        -------------------------------------

        You covenant and agree that, during non-business hours, you shall not engage in any activity related to, competitive with, or in the business of, the Company, without the prior written consent of the Company. Such activities shall include, but not be limited to designing intranet or internet networks, network consulting, maintenance, repair, troubleshooting or systems design and/or installation (a "Competitive Activity"). If you are unsure whether a particular activity would violate the aforesaid covenant, you shall seek the advice of a senior officer of the Company. You hereby accept said employment and agree faithfully to perform said duties and render said services for the term of your employment.

2.  Right to Change Pay Practices, Policies, Procedures and Benefits. The
    ----------------------------------------------------------------
    Company shall have the right, at any time without prior notice, to change, modify, amend, or terminate any pay practice, employment policy or procedure, or employment benefit plan or program in effect upon the commencement of your employment or adopted subsequently. You will be entitled to participate on the same basis with all other employees in similar positions of the Company in the Company's standard benefits package generally available to other employees in similar positions of the Company, including medical and dental coverage, a 401K plan, short term and long term disability, and life insurance.

3.  Representations and Warranties. You represent and warrant that: you are not
    ------------------------------
    under any obligation to any third party which could interfere with your performance under this letter agreement; and your performance of your obligations to the Company during your employment with the Company will not breach any agreement by which you are bound not to disclose any proprietary information.

4.  Inventions.
    ----------

    i. You will as soon as practicable disclose to the Company all Inventions (as herein defined). "Inventions" shall mean all ideas, potential marketing and sales relationships, inventions, research, plans for products and services, marketing plans, software (including, without limitation, source code), know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by you solely or jointly with others during your employment with the Company, which refer to, are suggested by, or result from any work which you may do during your employment, or from any information obtained from the Company.

    ii. The Inventions shall be the exclusive property of the Company, and are hereby assigned by you to the Company; the Company shall have the exclusive right to use the Inventions for all purposes without additional compensation to you. At the Company's expense, you will assist the Company in every proper way to protect the Inventions throughout the world, including, without limitation, executing in favor of the Company patent, copyright, and other applications and assignments relating to the Inventions.

5.  Confidential Information.
    -------------------------

    i. You will not disclose, give, sell, publish or otherwise use, either during your employment by the Company or after the termination of your employment, except in the performance of your duties for the benefit of the Company, any Confidential Information (as herein defined). "Confidential Information" shall mean, but not be limited to, all of the Company's proprietary information, technical data, technology, process, trade secrets, and know-how, other intellectual property rights, strategies, financial statements or other financial information, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans data, ideas or information contained in the

         Company's Business Strategy Overview and Career Advancement Manual which is disclosed to you, which you may acquire or develop, or which you may observe in the course of your employment by the Company and which at the time of disclosure is not previously known by you and not known or used by others in the trade generally, does not become generally available to the trade through no fault of yours, and does not become rightfully available to you on a non-confidential basis from a source other than the Company, including, without limitation, research, product plans, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, marketing and other plans, and financial data and information. "Confidential Information" shall also mean information received by the Company from customers of the Company or other third parties subject to a duty to keep confidential and financial, pricing, and credit information regarding customers, clients, or vendors of the Company. Upon termination of your employment, you shall promptly deliver to the Company, in whatever form or medium, all files, drawings, blueprints, specifications, reports, notebooks, and other materials containing any Confidential Information which are in your possession or control.

    ii. shall not discuss with, or disclose to, other employees of the Company, the terms of your Offer Package, including, but not limited to, compensation, grant of options or other special arrangements. Such information shall be considered Confidential Information, and disclosure of such Confidential Information shall be grounds for your dismissal from the Company.

6.  Restrictive Covenants.
    ---------------------

    A.  Covenants Against Competition and Solicitation.
        ----------------------------------------------

        From the date hereof until one year following the date of termination (for any reason) of your (the "Term of Commitment") employment with the Company (or any of its affiliates) (the "Termination Date"), without the prior written consent of the Company, you will not, directly or indirectly:

             i. persuade or attempt to persuade any customer, client, supplier or distributor of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company;

             ii. persuade or attempt to persuade any potential customer, client, supplier or distributor to which the Company has made a presentation, or with which the Company had been having discussions, not to do business with the Company, or to undertake with any other person, individual, corporation, partnership, trust, joint venture, business or unincorporated organization (a "Person") a Competitive Activity;

             iii. solicit for itself or any Person other than the Company the business of any Person which is a customer, client, supplier or distributor of the Company, or was a customer, client, supplier or distributor of the Company or become retained or employed by, as a consultant, employee or otherwise, of any of the foregoing, except as permitted herein;

             iv. persuade or attempt to persuade any employee of the Company, or any individual who was an employee of the Company during the two years prior to the Termination Date, to leave the employ of the Company, or to become employed by, as a consultant, employee or otherwise, of any Person engaged in a Competitive Activity.

     B. Geographic Scope.
        -----------------

     For purposes of paragraph 6A, the geographic scope of the restrictive covenants contained therein, shall be 150 miles from any Company branch office or the Company's headquarters.

7.  Injunctive Relief and Severability.
    -----------------------------------

    i. You agree that the remedy at law for any breach of the provisions of this letter agreement shall be inadequate and the Company shall be entitled to injunctive or other equitable relief in addition to any other remedy it might have.

    ii. The Company and you agree and acknowledge that the covenant not to compete and the right of first refusal described are made in consideration of substantial compensation payable under this letter agreement. In consequence of this the Company and you agree and acknowledge that the duration, scope, and geographic area included in such covenant not to compete are fair, reasonable, necessary, and appropriate, and will not prevent you from engaging in profitable business activities or employment. Nevertheless, should a court determine that such duration, scope, or geographic areas are not reasonable, such restrictions shall be interpreted, modified, or rewritten to include as much of such duration, scope, or geographic areas as will render such restrictions valid and enforceable.

    iii. The Company and you intend to and do hereby confer jurisdiction to enforce this letter agreement upon the courts of any jurisdiction within the geographical scope of the agreements contained herein. In the event that the courts of any one or more of such jurisdictions shall hold such agreements wholly or partly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and you that such determination shall not bar or in any way affect the Company's right to relief hereunder in the courts of any other jurisdiction within the geographical scope of any such agreement, as to breaches of such agreements in such other respective jurisdictions, the above agreements as they relate to each jurisdiction being, for this purpose, severable into independent agreements.

8.  Severability.
    ------------

    In the event any of the provisions of this letter agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this letter agreement shall remain in full force and effect.

9.  Survival.
    --------

    All terms and conditions of this letter agreement which should by their nature survive the termination of your employment with the Company shall so survive.

10. Governing Law.
    -------------

    This letter shall be governed by, construed and enforced in accordance with the internal laws of the State of Connecticut governing agreements made and to be fully performed therein, without giving effect to conflict of law principles.

11. Notices.
    -------

    All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed by certified or registered mail, return receipt requested, addressed as follows:

    i. if to the Company, at Greenwich Technology Partners, Inc., 43 Gatehouse Road, Stamford, CT 06902, Attention: Director of Legal Affairs.

    ii. if to you, at the address set forth above or in any such case, at such other addresses as may have been furnished to any party by the other party in writing in the manner herein provided. Any notice or other communication so addressed and so mailed shall be seemed to have been given when mailed, and if hand delivered shall be deemed to have been given when delivered.

12. Waivers and Modifications.
    -------------------------

    This letter agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in writing, signed by each of the Company, and you. No waiver by either party of any breach by the other of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any such or other provision of this letter agreement. This agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought. Each of the Company and you hereby acknowledges and agrees that any prior arrangements, agreements or understandings relating to your employment with the Company and/or any of its affiliates is hereby terminated and extinguished in its entirety.

13. Assignment.
    ----------

    This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Agreement is not assignable by you and your right to receive payment for your services is hereby expressly agreed to be non-assignable and nontransferable, except as otherwise specifically provided herein.

14. Change in Control.
    -----------------

    In the event that following a Change in Control (defined below) your employment with the Company is terminated by you for Good Reason (defined below) or by the Company, other than for Good Cause (defined below), (each a "Termination Event"), you will be provided with Severance Pay (defined below) and there will be an automatic acceleration of the vesting of 25% of the options granted to you, on the terms and conditions set forth herein. If following a Change in Control a Termination Event occurs in the first twelve
    (12) months of your employment, 70,250 of the options granted to you shall automatically become exercisable. This Section is for informational purposes and is pursuant to the terms of the Stock Option Agreement.

    If following a Change in Control there is a Termination Event which occurs after the date of your employment but prior to six months of said date, the Company will provide six months' Severance Pay. If following a Change in Control there is a Termination Event which occurs after the sixth month anniversary date of your employment date but prior to one year anniversary of your employment date, the Company will provide nine months' Severance Pay. If following a Change in Control there is a Termination Event which occurs after the twelfth month anniversary date of your employment date of the Change in Control, the Company will provide twelve (12) months' Severance Pay. The Severance Pay will be paid no later than thirty (30) days after termination and paid in one lump sum unless a schedule of payments is agreed to by you.

    Definitions. The following definitions are applicable only to the extent the
    -----------
    above Change in Control occurs. In no instance shall these definitions apply outside of a Change in Control with the Company.

    a.  Severance Pay: an amount equal to the monthly average sum of (i) your
        -------------
    monthly base salary plus (ii) your monthly incentive or variable compensation amount being paid to you in the previous quarter prior to any Termination Event.

    b.  Change in Control; the first to occur of the following:
        -----------------

        (i) the Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of the combined corporation or person immediately after such transaction are held in the aggregate by the holders of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock") immediately prior to such transaction;

        (ii) the Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of the Voting Stock of the Company immediately prior to such sale or transfer;

        (iii) any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Securities Exchange Act of 1934 Act) of securities representing 50% or more of the Voting Stock.

     c.   Good Cause: any of
          ----------

          (i) Your willful and substantial misconduct with respect to the business and affairs of the Company;

          (ii) Your gross neglect of duties, dishonesty, deliberate disregard of any material rule or policy of the Company or the commission by you of any other action with the intent to injury the Company; or

          (iii) Your commission of an act involving embezzlement or fraud or commission of a felony.

     d.   Good Reason: the occurrence of any of the following: (i) the
          -----------
          assignment to you of duties materially inconsistent with the status of your position with the Company or the material diminution in the nature or status of your duties and powers and your responsibilities in connection with such duties and powers, (ii) a requirement by the Company that you relocate your primary residence outside of the area comprising a 50 mile radius around the then current location of such residence (the "Area"), (iii) the reduction of your base salary; or
          (iv) a change in the composition of the plan pursuant to which you are eligible for incentive or variable compensation such that your ability to earn such incentive compensation is significantly diminished.

If the Company proposes to engage in any transaction which is intended to be accounted for as a pooling-of-interests, and in the event that the provisions of this Agreement, or any actions of the

Board of Directors of the Company taken in connection with such transaction, are determined by the Company's or the acquiring company's independent public accounts to cause such transaction to fail to be accounted for as a pooling-of-interests, then such provisions or actions shall be amended or rescinded by the Board of Directors of the Company, without your consent, to be consistent with pooling-of-interests. accounting treatment for such transaction.

Notwithstanding the provisions of this Section 14, if, in connection with a Change in Control, a tax under Section 4999 of the Internal Revenue Code would be imposed on you (after taking into account the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code), then the number of options which shall become exercisable, realizable or vested as provided in such section shall be reduced (or delayed), to the minimum extent necessary, so that no such tax would be imposed on you.

Sincerely

/s/ Dennis M. Goett

Dennis M. Goett
Chief Financial Officer

I have carefully read the terms and conditions of the above and acknowledge and accept the terms and conditions of this letter agreement.

Signature /s/ John Stopper
          ----------------

Date: 10.5.99